As filed with the Securities and Exchange Commission on August 21, 2012

Registration Statement No. 333-175697

Registration Statement No. 333-149216

Registration Statement No. 333-145221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175697

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149216

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145221

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GeoResources, Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-0505444
(State of Incorporation)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

GeoResources, Inc. Amended and Restated 2004 Employees’ Stock Incentive Plan

GeoResources, Inc. 1993 Employees’ Stock Incentive Plan

(Full Title of each Plan)

David S. Elkouri

Executive Vice President and General Counsel

Halcón Resources Corporation

1000 Louisiana St., Suite 6700

Houston, Texas 77002

(832) 538-0300

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

William T. Heller IV

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of GeoResources, Inc. (“GeoResources”):

•

Registration Statement on Form S-8 (File No. 333-175697), filed by GeoResources with the Securities and Exchange Commission (the “SEC”) on July 21, 2011, relating to 1,250,000 shares of common stock, par value $0.01 per share, of GeoResources (“GeoResources Common Stock”) for issuance under the GeoResources, Inc. Amended and Restated 2004 Employees’ Stock Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-149216), filed by GeoResources with the SEC on February 13, 2008, relating to 135,500 shares of GeoResources Common Stock under the GeoResources, Inc. 1993 Employees’ Stock Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-145221), filed by GeoResources with the SEC on August 8, 2007, relating to 2,000,000 shares of GeoResources Common Stock under the GeoResources, Inc. Amended and Restated 2004 Employees’ Stock Incentive Plan.

Effective as of August 1, 2012, pursuant to an Agreement and Plan of Merger, dated as of April 24, 2012 (the “Merger Agreement”), by and among Halcón Resources Corporation (“Halcón”), a Delaware corporation, GeoResources, Leopard Sub I, Inc., a Colorado corporation and wholly owned subsidiary of Halcón (“Merger Sub”), and Leopard Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Halcón (“Second Merger Sub”), (i) Merger Sub merged with and into GeoResources, with GeoResources surviving as a wholly owned subsidiary of Halcón (the “Merger”), and (ii) immediately following the completion of the Merger, GeoResources as the surviving corporation from the Merger merged with and into Second Merger Sub (the “Subsequent Merger” and, together with the Merger, the “Transaction”), with Second Merger Sub surviving the Subsequent Merger and continuing as a wholly owned subsidiary of Halcón under the name of Halcón Geo Holdings, LLC (the “Company”).

As a result of the Transaction, the Company, as a successor by merger to GeoResouces, has terminated all offerings of GeoResouces Common Stock pursuant to existing registration statements, including the Registration Statements. In accordance with undertakings made by GeoResources in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of GeoResources Common Stock that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements and hereby removes from registration all shares of GeoResources Common Stock registered under each of the Registration Statements that remain unsold as of the effective date of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 21, 2012.

HALCÓN GEO HOLDINGS, LLC successor by merger to GeoResources, Inc.

By:	/s/ Floyd C. Wilson
Floyd C. Wilson
Manager and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated below on August 21, 2012.

Signature	Title

/s/ Floyd C. Wilson Floyd C. Wilson	Manager and Chief Executive Officer (Principal Executive Officer)

/s/ Mark J. Mize Mark J. Mize	Manager, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Joseph S. Rinando, III Joseph S. Rinando, III	Vice President and Chief Accounting Officer (Principal Accounting Officer)